Exhibit 10.8

WEYCO GROUP, INC. EXCESS BENEFITS PLAN

Amended Effective as of January 1, 2008

and further Amended Effective as of December 31, 2016

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Table of Contents

(continued)

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PREAMBLE

Weyco Group, Inc. has maintained the Weyco Group, Inc. Excess Benefits Plan (the “Plan”) so that participants may receive the additional pension benefits which they are prevented from receiving under the Weyco Group, Inc. Pension and Deferred Compensation Plans as a result of the limitations of Internal Revenue Code Sections 401(a)(17) and 415. It amended the Plan for purposes of compliance with the requirements of Internal Revenue Code Section 409A effective as of January 1, 2008 and now further amends the Plan effective as of December 31, 2016 to freeze certain accruals.

All amounts accrued under the Plan prior to January 1, 2005 and all amounts accrued under the Plan on or after January 1, 2005 shall be governed by the terms and provisions of this document. This document describes how this Plan shall be administered for periods after 2007. For periods after 2004 and prior to 2008, it has been administered in good faith compliance with the provisions of Section 409A. This document is intended to comply with the provisions of Section 409A and shall be interpreted accordingly. If any provision or term of this document would be prohibited by or inconsistent with the requirements of Section 409A, then such provision or term shall be deemed to be reformed to comply with Section 409A.

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ARTICLE I

General

1.1         “Actuarial Equivalent” means a form of benefit having the same value as another form of benefit determined using interest rate and mortality factors set forth in the Pension Plan for like calculations.

1.2         “Code” means the Internal Revenue Code of 1986, as amended.

1.3         “Committee” means an administrative Committee of at least 3 members which is appointed by the Company’s Board of Directors. Such Committee shall be the Plan Administrator of this Plan for purposes of ERISA. The Committee may act at a meeting or by its unanimous written consent. A majority of the members of the Committee shall constitute a quorum for the transaction of business and shall have full power to act hereunder. All decisions shall be made by vote of the majority present at any meeting at which a quorum is present, except for actions in writing without a meeting which must be unanimous. The Committee may appoint a Secretary who may, but need not be, a member of the Committee. The Committee may adopt such bylaws and regulations as it deems desirable for the conduct of its affairs. Any absent Committee member, and any dissenting Committee member who (at the time of the making of any decision by the majority) registers his dissent in writing delivered at that time to the other Committee members, shall be immune to the fullest extent permitted by law from any and all liability occasioned by or resulting from the decision of the majority. The Committee shall be entitled to rely upon the Employer’s records as to information pertinent to calculations or determinations made pursuant to the Plan. A member of the Committee may not vote or decide upon any matter relating solely to himself or vote in any case in which his individual right to claim to any benefit under the Plan is particularly involved. If, in any case in which a Committee member is so disqualified to act, the remaining members cannot agree, then the Employer will appoint a temporary substitute member to exercise all of the powers of the disqualified member concerning the matter in which that member is disqualified to act.

1.4         “Deferred Compensation Plan” means the Weyco Group, Inc. Deferred Compensation Plan.

1.5         “Employer” means Weyco Group, Inc.

1.6         “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.7         “Pension Plan” means the Weyco Group, Inc. Pension Plan as amended from time to time but only portions thereof relating to salaried employees. The retirement benefits under this Plan shall be based upon the Pension Plan as in effect from time to time and shall reflect the amended definition of “Compensation” in the Pension Plan which is effective October 1, 2012.

1.8         “Plan” means the Weyco Group, Inc. Excess Benefits Plan set forth herein.

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1.9         “Separation from Service” means:

(a)          In General. The Participant shall have a Separation from Service with the Employer if the Participant dies, retires, or otherwise has a termination of employment with the Employer. However, for purposes of this Section 1.9, the employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with the Employer under an applicable statute or by contract. For purposes of this paragraph (a) of this Section 1.9, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer. If the period of leave exceeds six months and the individual does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence shall be substituted for such six-month period.

(b)          Termination of Employment. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Employer and Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or, the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Participant continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated service providers have been treated consistently, and whether the Participant is permitted, and realistically available, to perform services for other service recipients in the same line of business. The Participant is presumed to have Separated from Service where the level of bona fide services performed decreases to a level equal to 20 percent or less of the average level of services performed by the employee during the immediately preceding 36-month period. The Participant will be presumed not to have Separated from Service where the level of bona fide services performed continues at a level that is 50 percent or more of the average level of service performed by the Participant during the immediately preceding 36-month period. No presumption applies to a decrease in the level of bona fide services performed to a level that is more than 20 percent and less than 50 percent of the average level of bona fide services performed during the immediately preceding 36-month period. The presumption is rebuttable by demonstrating that the Employer and the Participant reasonably anticipated that as of a certain date the level of bona fide services would be reduced permanently to a level less than or equal to 20 percent of the average level of bona fide services provided during the immediately preceding 36-month period or the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months (or that the level of bona fide services would not be so reduced). For example, the Participant may demonstrate that the Employer and the Participant reasonably anticipated that the Participant would cease providing services, but that, after the original cessation of services, business circumstances such as termination of the Participant’s replacement caused the Participant to return to employment. Although the Participant’s return to employment may cause the Participant to be presumed to have continued in employment because the Participant is providing services at a rate equal to the rate at which the Participant was providing services before the termination of employment, the facts and circumstances in this case would demonstrate that at the time the Participant originally ceased to provide services, the Employer reasonably anticipated that the Participant would not provide services in the future. For purposes of this paragraph (b), for periods during which the Participant is on a paid bona fide leave of absence (as defined in paragraph (a) of this Section 1.9) and has not otherwise terminated employment pursuant to paragraph (a) of this Section 1.9, the Participant is treated as providing bona fide services at a level equal to the level of services that the Participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which the Participant is on an unpaid bona fide leave of absence (as defined in paragraph (a) of this Section 1.9) and has not otherwise terminated employment pursuant to paragraph (a) of this Section 1.9, are disregarded for purposes of this paragraph (b) of this Section 1.9 (including for purposes of determining the applicable 36-month (or shorter) period).

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(c)          Asset Purchase Transactions. Where as part of a sale or other disposition of assets by the Employer as seller to an unrelated service recipient (buyer), a Participant of the Employer would otherwise experience a Separation from Service with the Employer, the Employer and the buyer may retain the discretion to specify, and may specify, whether a Participant providing services to the Employer immediately before the asset purchase transaction and providing services to the buyer after and in connection with the asset purchase transaction has experienced a Separation from Service, provided that the asset purchase transaction results from bona fide, arm’s length negotiations, all service providers providing services to the Employer immediately before the asset purchase transaction and providing services to the buyer after and in connection with the asset purchase transaction are treated consistently (regardless of position at the Employer) for purposes of applying the provisions of any nonqualified deferred compensation plan, and such treatment is specified in writing no later than the closing date of the asset purchase transaction. For purposes of this paragraph (c), references to a sale or other disposition of assets, or an asset purchase transaction, refer only to a transfer of substantial assets, such as a plant or division or substantially all the assets of a trade or business.

(d)          Dual Status. If a Participant provides services both as an employee of the Employer and as an independent contractor of the Employer, the Participant must separate from service both as an employee and as an independent contractor to be treated as having Separated from Service. If a Participant ceases providing services as an independent contractor and begins providing services as an employee, or ceases providing services as an employee and begins providing services as an independent contractor, the Participant will not be considered to have a Separation from Service until the Participant has ceased providing services in both capacities. Notwithstanding the foregoing, if a Participant provides services both as an employee of the Employer and a member of the board of directors of the Employer, the services provided as a director are not taken into account in determining whether the Participant has a Separation from Service as an employee for purposes of this Plan unless this Plan is aggregated with any plan in which the Participant participates as a director under IRS Regulation Section 1.409A-1(c)(2)(ii).

1.10       “High Three Year Average Base and Bonus” means the average of the three Plan Years in which the Participant received the highest total base salary and bonus in the last 10 (20 for executive officers) Plan Years of the Participant’s employment with the Company, which Plan Years need not be consecutive. For purposes of this calculation, a bonus shall be considered in the year paid.

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ARTICLE II

Eligibility

2.1         Persons Eligible As Participants Under The Plan. Each person who is a participant in the Pension Plan and whose benefit under the Pension Plan is reduced below what it would have been in the absence of limitations set forth in the Pension Plan required by Internal Revenue Code Sections 401(a)(17) and 415 shall be a Participant in this Plan.

ARTICLE III

Retirement Benefits

3.1         Amount of Retirement Benefits.

(a)          Normal or Late Retirement. In the case of a Participant who Separates from Service with the Employer on or after his 65th birthday, his pension benefit hereunder shall commence on the first day of the month next following the date of his Separation from Service. The amount of such monthly pension payable as a single life monthly pension shall be (i) the amount of monthly pension which would be payable to him under the Pension Plan and Deferred Compensation Plan as a single life pension based on Separation from Service on the same date if the provisions of Internal Revenue Code Sections 401(a)(17) and 415 did not exist, minus (ii) the amount of pension, expressed as a single life monthly pension, actually payable to him under the Pension Plan and Deferred Compensation Plan on the same date.

(b)          Early Retirement.

(1)          In the case of a Participant who terminates employment with the Employer on or after his 55th birthday and after completing 15 years of Credited Service, as defined in Section 1.14 of Part A of the Pension Plan, his pension benefit hereunder shall commence on the first day of the month next following his 65th birthday or (ii) if so elected by the Participant consistent with Section 3.5, the first day of any month next following the date of his Separation from Service.

(2)          The amount of such monthly pension payable as a single life pension shall be (i) the amount of monthly pension which would be payable to him under the Pension Plan and Deferred Compensation Plan as a single life monthly pension based on his Separation from Service on the same date and commencement of his benefits under the Pension Plan and Deferred Compensation Plan on the same date if the provisions of Internal Revenue Code Sections 401(a)(17) and 415 did not exist, minus (ii) the amount of pension, if any, expressed as a single life monthly pension, actually payable to him under the Pension Plan and Deferred Compensation Plan based on his Separation from Service on the same date and assuming benefits commenced on the same date.

(c)          Termination of Employment.

(d)          (1)         In the case of a Participant who Separates from Service with the Employer on or after completing at least 5 years of Credited Service, as defined in Section 1.14 of Part A of the Pension Plan, but prior to completing 15 such years of Credited Service his pension benefit hereunder shall commence on the first day of the month next following the date he attains age 65. The amount of such monthly pension payable as a single life monthly pension shall be (i) the amount of monthly pension which would be payable to him under the Pension Plan and Deferred Compensation Plan at age 65 as a single life monthly pension based on his Separation from Service on the same date if the provisions of Internal Revenue Code Sections 401(a)(17) and 415 did not exist, minus (ii) the amount of pension, if any, expressed as a single life monthly pension, actually payable to him under the Pension Plan and Deferred Compensation Plan based on his Separation from Service on the same date and assuming benefits commenced on the same date.

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(2)(A)    In the case of a Participant who Separates from Service with the Employer prior to his 55th birthday but after completing 15 years of Credited Service, as defined in Section 1.14 of Part A of the Pension Plan, his pension benefit hereunder shall commence on the first day of the month next following the 65th birthday or (ii) is so elected by the Participant consistent with Section 3.5, the first day of any month next following the date of his Separation From Service.

(B)         The amount of such monthly pension payable as a single life pension shall be (i) the amount of monthly pension which would be payable to him under the Pension Plan and Deferred Compensation Plan as a single life monthly pension based on his termination on the same date and commencement of benefits on the same date if the provisions of Internal Revenue Code Sections 401(a)(17) and 415 did not exist, minus (ii) the amount of pension, if any, expressed as a single life monthly pension actually payable to him under the Pension Plan based on his termination on the same date and assuming benefits under the Pension Plan and Deferred Compensation Plan commenced on the same date.

(3)          In the case of an individual who terminates employment with the Employer prior to completing 5 years of Credited Service, as defined in Section 1.14 of Part A of the Pension Plan, no benefits shall be payable hereunder.

3.2         Manner of Payment.

(a)          If the Participant is unmarried at the time his benefits commence, his pension benefit shall be payable to him in the form of a single life monthly pension.

(b)          If the Participant is married at the time his benefits commence, instead of receiving a single life monthly pension he shall receive a Joint and Survivor Pension. The Joint and Survivor Pension shall be a reduced monthly pension payable to the Participant for his life with a continuing pension payable after his death to his surviving spouse for her life in an amount equal to 100% of the reduced benefit payable during the life of the Participant. Such Joint and Survivor Pension shall be the Actuarial Equivalent of the single life monthly pension which would be payable to the Participant if he were unmarried.

(c)          If so elected by the Participant prior to the date of commencement of payment applicable under Section 3.1, the Plan shall pay the benefit of a Participant for which the Participant is eligible under paragraph (a) or (b) above in the form of a single life annuity or in one of the optional annuity forms of benefit available under the Pension Plan which is the Actuarial Equivalent of the pension payable to the Participant under Section 3.1 hereunder.

3.3         Pre-retirement Survivor Annuity.

(a)          If any married Participant who has completed 5 years of Credited Service, as defined in Section 1.14 of Part A of the Pension Plan, (or married former Participant who had completed 5 years of such Credited Service) dies before starting to receive payments hereunder, then his surviving spouse, if any, shall be entitled to a monthly benefit for life.

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(b)          The amount of such monthly benefit for life shall be:

(i)          In the case of a Participant who dies while employed by the Employer after attainment of age 55 and completion of 15 years of such Credited Service, an amount equal to what such spouse would have received as a survivor annuity if the Participant had Separated from Service on the day before his death and commenced to receive benefits under whichever of Section 3.1(a) or (b) would have been applicable under the Joint and Survivor Pension form as described in Section 3.2;

(ii)         in the case of a Participant or former Participant who had completed 15 years of such Credited Service but who dies on or before his 55th birthday, an amount equal to what such spouse would have received as a survivor annuity if the Participant had Separated from Service on his date of death, survived to his 55th birthday, commenced to receive benefits under Section 3.1(b) (based on his Credited Service and the benefit formula as in effect under the Pension Plan and Deferred Compensation Plan on the date of his death or, if earlier, date of Separation from Service) on the first of the month following his 55th birthday in the Joint and Survivor Pension form, as described in Section 3.2, and died on the next day;

(iii)        in the case of a Participant or former Participant who dies before having completed 15 years of such Credited Service, an amount equal to what such spouse would have received as a survivor annuity if the Participant or former Participant had Separated from Service on his date of death, survived to the first of the month following his 65th birthday, commenced to received benefits under Section 3.1 (a) (based on his Credited Service and the benefit formula under the Pension Plan and Deferred Compensation Plan as in effect on the date of his death or, if earlier, date of Separation from Service) on the first of the month following his 65th birthday in the Joint and Survivor Pension form, as described in Section 3.2, and died on the next day.

(c)          Provided that the surviving spouse survives to such commencement date, payment of such benefit will commence on the later of (i) the first day of the month following the Participant’s or former Participant’s date of death or (ii) in the case of a Participant or former Participant who had completed 15 years of Credited Service, the first day of the month following the date on which the Participant or former Participant would have attained age 55 or (iii) in the case of a Participant or former Participant who had not completed 15 years of Credited Service, the first day of the month following what would have been the 65th birthday of the Participant or former Participant.

(d)          If a Participant who is otherwise described in Section 4.3(a), except that the Participant is not survived by a surviving spouse, dies before starting to receive payments hereunder, then the Participant’s designated Beneficiary, if any, shall be entitled to a lump sum cash payment. The amount of the lump sum cash payment shall be equal to the Actuarial Equivalent value of the lifetime payments which would otherwise have been made to a surviving spouse of the Participant under the foregoing paragraphs (a), (b) and (c) of this Section 4.3 if such spouse had been the same age as the Participant and had survived to the commencement date described in the foregoing paragraphs (a), (b) and (c) of this Section 4.3. The term “Beneficiary” for purposes of this paragraph (d) shall be such person or persons as have been designated by the Participant as his primary or contingent Beneficiary. If the Participant shall fail to designate a Beneficiary as provided in this paragraph (d), or if no designated beneficiary shall survive the Participant, the payment due under this paragraph (d) shall be made instead to the Participant’s estate. A beneficiary designation will be effective only if the signed beneficiary designation form is filed with the Secretary of the Employer while the Participant is alive, which form shall be deemed to cancel all beneficiary designations signed and filed previously. If multiple beneficiaries are designated, they shall share in the lump sum payment due under this paragraph (d) in the proportions specified by the Participant or, if the Participant does not so specify, they shall share equally. If a designated Beneficiary is a child of the Participant and if that child should not survive the Participant, the surviving children, if any, of that child shall share equally in the payment which would have been made to that child.

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3.4         Impact of Pension Plan Freeze. Notwithstanding any provision herein to the contrary, a Participant who holds a Senior Vice-President or higher position with the Company on December 31, 2016 or is promoted to such a position after December 31, 2016 shall have his benefit under this Plan calculated as if Credited Service under the Pension Plan had not been frozen effective as of December 31, 2016. For purposes of clarity, a Participant described in this Section 3.4 shall have his benefit under this Plan calculated with service after December 31, 2016 included.

3.5         Interpretation and Coordination with Deferred Compensation Plan.

It is the intention of the Employer that the benefits provided to the Participant and any beneficiary under this Plan and the Pension Plan and Deferred Compensation Plan together shall be no greater than would have been provided to the Participant and any beneficiary under the terms of the Pension Plan and Deferred Compensation Plan if the Participant had at all times been covered under the Pension Plan in accordance with their rules had the limitations of Internal Revenue Code Sections 415 and 401(a)(17) not existed.

3.6         Elections.

(a)          A Participant may make the elections described in Sections 3.1(b)(1)(ii) and 3.1(c)(2)(A)(ii) and may elect to receive a single lump sum payment which is the Actuarial Equivalent of the lifetime payments which would otherwise be made to him under Sections 3.1 and 3.2 in lieu of such lifetime payments (and such lump sum election shall apply as well to the pre-retirement survivor annuity payable under Section 3.3).

(b)          A Participant must make any election pursuant to paragraph (a) prior to the first day of the first calendar year in which he becomes a Participant in this Plan. If the Participant fails to make such election, the Participant shall be deemed to have elected the earliest distribution date available under Sections 3.1(b)(1)(ii) and 3.1(c)(2)(A)(ii) and the lump sum distribution option described in paragraph (a) above. One time, after the individual’s initial election or deemed election, the individual may make a new election to be applicable to benefits which accrue hereunder after the last day of the calendar year in which the Participant makes such election.

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(c)          A Participant may change an existing payment election applicable to amounts already accrued by completing and filing a new payment election form with the Committee. The payment election form on file with the Committee as of the date of the Participant’s Separation from Service shall be controlling. Notwithstanding the preceding sentence, a payment election form changing the time of commencement of, or form of, the Participant’s payment shall not be effective if the Participant has a Separation from Service within twelve months after the date on which the changed election is filed with the Committee. Any change in the time of commencement of payment or any change in payment method between an annuity or lump sum payment shall have the effect of delaying the commencement of payments to a date which is at least five (5) years following the initially scheduled payment commencement date previously in effect. For purposes of compliance with Section 409A of the Code, annuity payments are treated as a single payment rather than a right to a series of separate payments; therefore, a Participant who has elected (or is deemed to have elected) either the annuity form or the lump sum form may substitute the other form for the form originally elected as long as the foregoing one-year and five year rules are satisfied. The five year delay rule does not apply if payment is being made as a result of Separation from Service due to the Participant’s death. In the event that a Participant’s new payment election would not be effective under the rules of this paragraph (c), the payment election previously in effect shall be controlling.

(d)          Any individual who is a participant in the Plan on or before December 31, 2008, is not deemed to have made an election under paragraph (b) above, but may make an election described in paragraph (a) above without being subject to the rules of paragraph (b) above or paragraph (c) above as long as such election is made on or before December 31, 2008. The election described in this paragraph (d) shall not be effective if the Participant’s Separation from Service occurs before January 1, 2009. An election made under this paragraph (d) may be changed after December 31, 2008 only if the rules of paragraph (c) above are satisfied.

(e)          The distribution provisions of the Weyco Group, Inc. Deferred Compensation Plan and Weyco Group, Inc. Excess Benefits Plan are identical and any distribution election made or deemed made under one plan shall be applicable under the other plan as well. The governing election shall be that which is applicable under the first of the two plans in which the individual becomes a participant. If the individual becomes a participant at the same time under both plans, then the distribution election made or deemed made under the Weyco Group, Inc. Deferred Compensation Plan shall govern.

3.7         Six Month Delay. Notwithstanding any provision of this Article III to the contrary, except where Separation from Service is caused by death, no payment shall be begin to a Participant prior to the first day of the seventh month following the month in which the Participant’s Separation from Service occurs. Any payments which would otherwise have been made prior to such date shall be credited with interest at the same rate as in effect for lump sum Actuarial Equivalent calculations and paid in a single lump sum on the first day of the seventh month following the month in which the Participant’s Separation from Service occurs.

3.8         Delayed Distribution.

A payment otherwise required to be made pursuant to the provisions of this Article III or Article VI shall be delayed if the Employer reasonably anticipates that the Employer’s deduction with respect to such payment would not be permitted due to application of Code Section 162(m); provided, however that such payment shall be made on the earliest date on which the Employer reasonably anticipates or should reasonably anticipate that the deduction of the payment of the amount will not be barred by application of Code Section 162(m).

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3.9         Inclusion in Income Under Section 409A. Notwithstanding any other provision of this Article III, in the event this Plan fails to satisfy the requirements of Code Section 409A and regulations thereunder with respect to any Participant, there shall be distributed to such Participant as promptly as possible after the Committee becomes aware of such fact of noncompliance such portion of the Participant’s benefit hereunder as is included in income as a result of the failure to comply, but no more and the Participant’s benefit hereunder shall be reduced by the Actuarial Equivalent value of the amount distributed. If the Participant’s Separation from Service has already occurred, no amount shall be payable under this Section until the first day of the seventh month beginning after the date of Separation from Service.

3.10       Domestic Relations Order. Notwithstanding any other provision of this Article III, payments shall be made from the interest of a Participant in this Plan to such individual or individuals (other than the Participant) and at such times as are necessary to comply with a domestic relations order (as defined in Code Section 414(p)(1)(B) and the Participant’s benefit hereunder shall be reduced by the Actuarial Equivalent value of the amount distributed.

3.11       “Limitation on Benefits. The aggregate benefits under the Pension Plan, the Deferred Compensation Plan and this Plan shall not exceed 60% of the Participant’s High Three Year Average Base and Bonus (the “Maximum Benefit”). If a Participant receives a benefit under this Plan prior to age 65, the Maximum Benefit shall be reduced to reflect the benefit commencement date by using the relevant factors from the Pension Plan. Any reduction necessary to comply with the Maximum Benefit shall first be made in this Plan and then in the Deferred Compensation Plan.

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ARTICLE IV

Amendment and Termination

4.1         In General. Weyco Group, Inc. may amend or terminate this Plan at any time by action of its Board of Directors. However, unless necessary to conform to any present or future federal or state law or regulation, amendment or termination may not result in a reduction of benefits of a Participant (or his surviving spouse) who is already receiving benefits, nor may amendment or termination result in a Participant who is still in active service (or his surviving spouse) receiving a benefit hereunder smaller than that to which he would have been entitled had the Participant Separated from Service on the day prior to the effective date of such amendment or termination unless the Participant consents to such amendment..

4.2         Distribution Upon Termination. If this Plan is terminated, there shall be no accrual of additional benefits by any Participant; such accrued benefits as exist at the date of Plan termination shall be paid at the time and in the form otherwise called for by the provisions of this Plan in the same manner as though the Plan had not been terminated. Notwithstanding the preceding sentence, if the Plan is terminated and if the termination is of the type described in regulations issued by the Internal Revenue Service pursuant to Code Section 409A, then the Employer shall distribute the Actuarial Equivalent present value of their accrued benefits herein of Participants and Beneficiaries in a lump sum within the time period specified in such regulations and, following such distribution, there shall be no further obligation to any Participant or beneficiary under this Plan.

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ARTICLE V

Miscellaneous

5.1         No Guarantee of Employment, etc. Neither the creation of the Plan nor anything contained herein shall be construed as giving any Participant hereunder or other employees of the Employer any right to remain in the employ of the Employer.

5.2         Assignment Not Permitted. Payment of benefits hereunder to Participants (or beneficiaries) shall be made only to them and upon their personal receipts or endorsements and such benefits shall not be assignable by them.

5.3         Absence of Trust. Benefits under the Plan shall be paid from the Employer’s general assets and any claim of a Participant or beneficiary for benefits under the Plan shall be as an unsecured general creditor and no participant or beneficiary shall have any beneficial ownership interest or secured interest in any of the Employer’s assets as a result of the creation of the Plan.

5.4         Controlling Law. To the extent not preempted by the laws of the United States of America, the laws of the State of Wisconsin shall be the controlling state law in all matters relating to the Plan and shall apply.

5.5         Severability. If any provisions of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of the Plan, but this Plan shall be construed and enforced as if said illegal and invalid provisions had never been included herein.

5.6         Limitations on Provisions. The provisions of the Plan and any benefits payable hereunder shall be limited as described herein. Any benefit payable under the Pension Plan shall be paid solely in accordance with the terms and provisions of the Pension Plan, and nothing in the Plan shall operate or be construed in any way to modify, amend, or affect the terms and provisions of the Pension Plan.

5.7         Other Agreements. Nothing contained herein shall alter the terms of any other agreement between the Employer and any Participant hereunder.

5.8         Gender and Number. Masculine gender shall include the feminine, and the singular shall include the plural, unless the context clearly indicates otherwise.

5.9         Withholding. Notwithstanding any other provision of the Plan to the contrary, the Employer shall withhold from any amounts payable hereunder (or from other amounts payable by the Employer to the Participant) any taxes or other amounts required by any governmental authority to be withheld. If FICA taxes must be withheld in connection with amounts credited hereunder before payments are otherwise due hereunder and if there are no other wages from which to withhold them, the Employer shall pay such FICA taxes generated by such payment (and taxes under Code Section 3401 triggered thereby and additional taxes under Section 3401 attributable to pyramiding) but no more and the Participant’s benefit hereunder shall be reduced by an amount equal to the Actuarial Equivalent of such amount.

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5.10       Facility of Payment. If, in the Employer’s judgment, any person entitled to make an election or to receive payment of a benefit is physically, mentally, or legally prevented from so doing, the Employer may make such election or may authorize payment of such benefit to any person who, or institution which, in the Employer’s judgment, is responsible for caring for the person entitled to the benefit. If an amount becomes distributable to a minor or a person under legal disability, the Employer may direct that such distribution may be made to such person without the intervention of any legal guardian or conservator, to a relative of such person for the benefit of such person or to the legal guardian or conservator of such person. Any such distributions shall constitute a full discharge with respect to the Employer, and the Employer shall not be required to see to the application of any distribution so made.

5.11       Identity of Payee. If at any time any doubt exists as to the identity of any person entitled to payment of any benefit hereunder or as to the amount or time of any such payment, such sum shall be held by the Employer until such doubt is cured or the Employer may pay such sum into a court of competent jurisdiction in accordance with any lawful procedure in such case made and provided.

5.12       Evidence Conclusive. The Employer and any person or persons involved in the administration of the Plan shall be entitled to rely upon any certification, statement, or representation made or evidence furnished by any person with respect to his age or other facts required to be determined under any of the provisions of the Plan, and shall not be liable on account of the payment of any monies or the doing of any act or failure to act in reliance thereon. Any such certification, statement, representation, or evidence, upon being duly made or furnished, shall be conclusively binding upon the person furnishing it but not upon the Employer or any other person involved in the administration of the Plan. Nothing herein contained shall be construed to prevent any of such parties from contesting any such certification, statement, representation, or evidence or to relieve any person from the duty of submitting satisfactory proof of his age or such other fact.

5.13       Committee Authority. The Committee shall have all authority that may be appropriate for administering the Plan, including the authority to adopt rules and regulations for implementing and carrying out the Plan, interpreting the provisions of the Plan and determining the eligibility of the employees to participate in the Plan and a Participant’s (or beneficiary’s) entitlement to benefits hereunder. The Committee shall have full and complete discretionary authority to determine eligibility for benefits under the Plan, to construe the terms of the Plan and to decide any matter presented through the claims procedure. Any final determination by the Committee shall be binding on all parties and afforded the maximum deference allowed by law. If challenged in court, such determination shall not be subject to de novo review and shall not be overturned unless proven to be arbitrary and capricious based upon the evidence considered by the Committee at the time of such determination. If any Committee member is also a Participant in the Plan, such Committee member shall not participate in any decision regarding such member’s interest or entitlement under the Plan and shall not be present at any Committee discussion of such member’s interest or entitlement under the Plan.

5.14       Impact on Other Plans. No amounts credited to any Participant under this Plan and no amounts paid from this Plan will be taken into account as “wages”, “salary”, “base pay” or any other type of compensation when determining the amount of any payment or allocation, or for any other purpose, under any other plan of the Employer, except as otherwise may be specifically provided by such plan.

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5.15       Claims Procedure.

(a)          If a Participant or the Participant’s Beneficiary (hereinafter referred to as a “Claimant”) is denied all or a portion of an expected benefit under the Plan for any reason, he or she may file a claim with the Committee. The Committee shall notify the Claimant within 60 days of allowance or denial of the claim, unless the Claimant receives written notice prior to the end of the sixty (60) day period stating that special circumstances require an extension of the time for decision and specifying the expected date of decision (no later than 60 days after the end of the original 60 day period). The notice of the such decision shall be in writing, sent by mail to the Claimant’s last known address, and if a denial of the claim, must contain the following information:

(b)          the specific reasons for the denial;

(c)          specific reference to pertinent provisions of the Plan on which the denial is based; and

(d)          if applicable, a description of any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary, and an explanation of the claims review procedure.

(e)          a description of the Plan’s claims review procedure, including a statement of the Claimant’s right to bring a civil action under Section 502 of ERISA if the Claimant’s claim is denied upon review.

A Claimant is entitled to request a review of any denial of his claim. The request for review must be submitted in writing to the Compensation Committee within 60 days after receipt of the notice of the denial. The timely filing of such a request is necessary to preserve any legal recourse which may be available to the Claimant and, absent the submission of request for review within the 60-day period, the claim will be deemed to be conclusively denied. Upon submission of a written request for review, the Claimant or his representative shall be entitled to review all pertinent documents, and to submit issues and comments in writing for consideration by the Committee.

The Committee shall fully and fairly review the matter and shall consider all information submitted in the review request, without regard to whether or not such information was submitted or considered in the initial claim determination. The Committee shall promptly respond to the Claimant, in writing, of its decision within 60 days after receipt of the review request. However, due to special circumstances, if no response has been provided within the first 60 days, and notice of the need for additional time has been furnished within such period, the review and response may be made within the following 60 days. The Committee’s decision shall include specific reasons for the decision, including references to the particular Plan provisions upon which the decision is based, notification that the Claimant can receive or review copies of all documents, records and information relevant to the claim, and information as to the Claimant’s right to file suit under Section 502(a) of ERISA.

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5.16       Status of Plan Under ERISA. The Plan is intended to be an unfunded plan maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, as described in Section 201(2), Section 301(a)(3), Section 401(a)(1) and Section 4021(b)(6) of the Employees Retirement Income Security Act of 1974, as amended.

5.17       Name and Address Changes. Each Participant shall keep his name and address on file with the Employer and shall promptly notify the Employer of any changes in his name or address. All notices required or contemplated by this Plan shall be deemed to have been given to a Participant if mailed with adequate postage prepaid thereon addressed to him at his last address on file with the Employer. If any check in payment of a benefit hereunder (which was mailed to the last address of the payee as shown on the Employer’s records) is returned unclaimed, further payments shall be discontinued unless evidence is furnished that the recipient is still alive.

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ARTICLE VI

Change Of Control

6.1         Definition Change of Control. For purposes of this Plan, a “Change of Control” shall occur:

(1)          on the date any person or more than one person acting as a group (within the meaning of Regulation Section 1.409A-3(i)(5)(v)(B)), other than the group consisting of members of the family of Thomas W. Florsheim and their descendants or trusts for their benefit (the “Florsheim Group”), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of the stock of the Employer possessing 30% or more of the total voting power of the outstanding stock of the Employer;

(2)          on the date of the sale or transfer of all or substantially all of the operating assets of the Employer (for purposes of this subparagraph (2), such a sale or transfer shall not be deemed to have occurred unless it is also a sale described within the meaning of Regulation Section 1.409A-3(i)(5)(vii); provided, however, that a sale or transfer of all or substantially all of the operating assets of the Employer shall not be deemed to have occurred merely because the requirements of that regulation are satisfied); or

(3)          on the date a majority of the Employer’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Employer’s Board of Directors before the date of the appointment or election.

6.2         Payments in Event of Change of Control. Notwithstanding any provision of this Plan to the contrary:

(a)          Within 30 days after the occurrence of a Change of Control, a lump sum payment shall be made to each Participant hereunder who is in the employ of the Employer on the date the Change of Control occurs. Such lump sum payment shall be the Actuarial Equivalent of the pension which would be payable to the Participant pursuant to Section 3.1 if the Participant had terminated employment on the date the Change of Control occurred and had commenced to receive the pension accrued by him to the date of the Change of Control on the first day of the month following his 65th birthday or, if the Participant is already 65, the first day of the month following the date of the Change of Control. For purposes of calculating the amount which would be payable to the Participant under the preceding sentence, the 5 year of service requirement in Section 3.1(c)(1) shall be ignored and the provisions of Section 3.1(c)(3) shall be ignored.

(b)          Within 30 days after the occurrence of a Change of Control, a lump sum payment shall be made to each Participant hereunder who is no longer in the employ of the Employer on the date the Change of Control occurs and who has neither been paid a lump sum distribution of his benefits hereunder nor otherwise commenced to receive payment of his benefits hereunder. Such lump sum payment shall be the Actuarial Equivalent of the pension which would be payable to the Participant pursuant to Section 3.1 based on the benefits accrued by the Participant hereunder to the time of the Participant’s termination of employment on the assumption that the Participant would commence to receive the pension accrued by him on the first day of the month following his 65th birthday.

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(c)          Within 30 days after the occurrence of a Change of Control, a lump sum payment shall be made to each Participant hereunder who is no longer in the employ of the Employer and who is in pay status hereunder receiving monthly benefit payments. Such lump sum payments shall be the Actuarial Equivalent of the pension payments remaining to be paid to the Participant hereunder.

(d)          Payment under this Section 6.2 shall be in lieu of any and all amounts otherwise payable to or with respect to the Participant under this Plan.

(e)          In the event the Participant should die after a Change of Control and before the lump sum payment called for by this Section 6.2 is paid, such payment shall be made to the Participant’s surviving spouse, if any.

(f)          In the event a Participant has died prior to the occurrence of a Change of Control, and such Participant’s spouse is entitled to a benefit under Section 3.3, such spouse shall in lieu thereof, and within 30 days after the occurrence of the Change of Control, be paid a lump sum cash amount which is the Actuarial Equivalent of the payment the spouse would have been entitled to under Section 3.3(b)(i), (ii) or (iii) as the case may be.

6.3         Further Consequences. No Participant shall accrue any additional benefits hereunder from and after the date of the Change of Control. Once the payments called for by Section 6.2 have been made, no further payments shall be due any person hereunder.

Dated this ______ day of _________________, 2016.

John Wittkowse, Senior Vice President and Chief Financial Officer

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